Exhibit 5.1
Clark Hill 130 E. Randolph Street, Suite 3900 Chicago, Illinois 60601 T (312) 985-5900 F (312) 985-5999

November 20, 2024

Maxim Group LLC

300 Park Avenue

New York, NY 10022

and

The “Purchasers” under the Purchase Agreement (as defined below), in their capacity as such

Re: HCW Biologics Inc. Securities Purchase Agreement

Ladies and Gentlemen:

At the request of our client, HCW Biologics Inc., a Delaware corporation (collectively with its owned or controlled subsidiaries, the “Company”), in connection with the offer and sale of 6,717,000 shares (the “Common Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) or Pre-Funded Warrants in lieu thereof, and common stock purchase warrants (the “Warrants”) to purchase up to an aggregate of 6,717,000 shares of Common Stock (the “Warrant Shares”), pursuant to that certain Securities Purchase Agreement, dated as of November 18, 2024 (the “Purchase Agreement” and, together with the Warrants, the Pre-Funded Warrants (as referenced below) and the Lock-Up Agreement (as referenced below), the “Transaction Agreements”), by and among the Company and the purchasers signatory thereto (the “Purchasers”), we have examined the Transaction Agreements and certain other documents described below. This opinion is being delivered pursuant to Section 2.2(a)(ii) of the Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the same meanings given those terms in the Purchase Agreement.

In connection with the rendering of the opinions expressed herein, we have examined each of the following documents:

(a) a copy of the Purchase Agreement executed by the Company and each of the Purchasers;

(b) the form of Warrant to be issued to each of the Purchasers pursuant to the Purchase Agreement;

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November 20, 2024

(c) the form of Pre-Funded Common Stock Purchase Warrant that may be issued to certain of the Purchasers pursuant to the Purchase Agreement (the “Pre-Funded Warrants”); and

(d) the form of Lock-Up Agreement to be executed by each of the Purchasers (the “Lock-Up Agreement”).

We have examined and relied upon (i) the Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) and made effective on August 26, 2022, No. 333-266991 (the “Registration Statement”) relating to the offering and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”) by the Company of certain securities, (ii) the Prospectus Supplement filed by the Company with the Commission in connection with the transactions contemplated by the Purchase Agreement, (iii) the Company’s certificate of incorporation (the “Certificate of Incorporation”) and bylaws, each as amended and restated through the date hereof, (c) certain resolutions of the Board relating to the Registration Statement or the issuance, sale and registration of the Common Shares and the Warrants and (iv) the originals or copies, certified or otherwise, identified to our satisfaction, of such records of the Company, certificates of public officials regarding the Company, officers of the Company, and such matters of law and regulation as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.

In such examination, we have assumed the following: (i) the authenticity of documents submitted to us as originals and the conformity to authentic original documents, agreements and instruments of all documents, agreements and instruments submitted to us as facsimiles or PDFs, or as certified, conformed or reproduced copies, and the genuineness of all signatures; (ii) the legal capacity and competency of all signatories and the genuineness and validity of all signatures to the Transaction Agreements and closing documents, (iii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies; (iv) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof; and (v) the truth, accuracy and completeness of the information, factual matters, representations, warranties and covenants contained in the records, agreements (including the Transaction Agreements), documents, instruments and certificates we have reviewed. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Wherever we indicate that our opinion or other statements made herein with respect to the existence or absence of facts is based on our knowledge, our opinion or the other statements made herein, as applicable, are based solely on the current actual knowledge of the current attorneys in this firm who have been involved in representing the Company in connection with the transactions contemplated by the Purchase Agreement (the “Transactions”), and we have conducted no special investigation of factual matters in connection with this opinion.

We have further assumed (without independent verification) that:

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November 20, 2024

A. All persons acting on behalf of the parties to the Transaction Agreements, including agents and fiduciaries, were duly authorized so to act;

B. Each of the Purchasers has legal existence and has duly executed and delivered the Purchase Agreement (in the form provided to us prior to the date hereof), the Transactions have been duly authorized by all necessary corporate or other action on the part of each such party, the Purchase Agreement constitutes a valid and binding agreement of each such party, enforceable against such party in accordance with its terms, the representations and warranties made by each such party in the Purchase Agreement are true, correct and complete, and each such party has complied (and will comply) with the terms of the Purchase Agreement;

C. Each party to the Transactions (other than the Company) has complied with all legal requirements applicable to it that affect the Transactions or are necessary to make the Transaction Agreements enforceable against it;

D. The Registration Statement and the Prospectus Supplement and any other post-effective amendments or supplements thereto (other than the financial statements included therein, as to which no opinion need be rendered) each as of their respective dates complied, as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

E. As of their respective filing dates, the SEC Reports complied in all material respects as to form with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

F. Each of the Purchasers has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Agreements against the Company;

G. There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence;

H. The conduct of the parties to the Transactions complies with any test of good faith, fair dealing and conscionability required by law;

I. The conduct of the parties to the Transactions complies with all applicable fiduciary duties;

J. There will be no such offers or sales following, the offer, sale and issuance by the Company of the Common Shares, the Warrants and the Warrant Shares, including upon any exercises of the Warrants, pursuant to the Purchase Agreement and the Warrants, as applicable (collectively, the “Sales”), that would be integrated with any of the Transactions; and

K. All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies or self-regulatory bodies applicable to this opinion letter are generally available to lawyers practicing in any state in the United States and are in a format that makes legal research reasonably feasible.

L. Adequate consideration has been given and received by all parties to the Transactions.

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November 20, 2024

The opinions set forth herein are subject to the following additional exceptions, qualifications, limitations and assumptions:

(i)
the effects of bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, receivership, moratorium and other similar laws (including, without limitation, judicial doctrines with respect to such laws) affecting the rights and remedies of creditors generally;

(ii)
the effects of general principles of equity, whether applied by a court of law or equity, with respect to the performance and enforcement of the Transaction Agreements;

(iii)
we express no opinion as to the legality, validity or enforceability of the Transaction Agreements under the laws of any jurisdiction other than the jurisdiction whose laws the Transaction Agreements provide will govern such agreement;

(iv)
we express no opinion as to the legality, validity or enforceability of any provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, or contribution to a party’s costs for, or waiving, liability for such party's own action or inaction, to the extent that such action or inaction involves negligence, strict liability, gross negligence, recklessness, willful misconduct, unlawful conduct, fraud or illegality;

(v)
we express no opinion as to the legality, validity or enforceability of any provision in any of the Transaction Agreements restricting access to courts, waiving any rights to trial by jury or relating to service of process;

(vi)
we express no opinion as to the legality, validity or enforceability of any provision in any of the Transaction Agreements which (a) purports to prevent oral modifications or waivers or purports to preclude modification of such Transaction Agreement through custom, conduct or course of performance between or among the parties or (b) allows a court to reform an unenforceable provision of an agreement so that such provision is enforceable;

(vii)
we express no opinion as to the applicability, legality, validity or enforceability of any choice-of-law or forum selection provision, including any choice of law rules that may affect the interpretation or enforcement of any of the Transaction Agreements;

(viii)
we express no opinion with regard to (a) any federal or state, or the effect of any federal or state, (1) anti-fraud laws and regulations (including the anti-fraud provisions of any securities laws), (2) antitrust and unfair competition laws and regulations, (3) pension and employee benefit laws and regulations, (4) environmental, subdivision, zoning,

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health, safety or land use laws and regulations, (5) racketeering laws and regulations, (6) taxation, trust, insurance or commodities laws and regulations, (7) banking laws and regulations, (8) labor laws and regulations, (9) commodities or other financial services laws and regulations, (10) civil forfeiture laws and laws and regulations of general applicability to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes), (11) money service business and money transmitter (or equivalent) laws and regulations or (12) anti-money laundering and counter-terrorism financing laws and regulations; (b) laws and regulations concerning filing and notice requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and Exon-Florio; (c) the Investment Company Act of 1940, as amended; or (d) Federal Reserve Board margin requirements and regulations;

(ix)
we express no opinion as to any state securities (or Blue Sky) laws or other non-U.S. securities laws, and, except as set forth in paragraph 3 below, we express no opinion as to any U.S. federal securities laws;

(x)
we express no opinion as to the legality, validity or enforceability of any right to liquidated damages to the extent such liquidated damages constitute a penalty, or any amount that would be considered an unreasonable penalty, under the Transaction Agreements;

(xi)
none of the opinions or advice contained in this opinion letter covers or otherwise addresses the Anti-Terrorism Order, including Executive Order No. 13224 on Terrorism Financing, effective September 24, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 as amended (together, the “Anti-Terrorism Order”), any rules or regulations promulgated thereunder or any federal, state or local laws, statutes, ordinances, order, governmental rules, regulations, licensing requirements or policies relating to the Anti-Terrorism Order or the ownership and operation of, or otherwise regulation of, companies that conduct, operate or otherwise pursue the business or businesses now and in the future conducted, operated or otherwise pursued by the Company or any of its Subsidiaries, including, without limitation, the import, transport, manufacture, deal, purchase, use or store explosive materials, or any foreign assets control regulations of the United States Treasury Department or any enabling legislation or orders relating thereto; and

(xii)
we express no opinion as to the legality, validity or enforceability of any provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, or contribution to a party’s costs for, or waiving, any liability arising under the federal securities laws, to the extent that such provisions are inconsistent with securities laws, regulations or policy statements, or public policy under any of the foregoing.

Maxim Group LLC

November 20, 2024

Based upon the foregoing and in reliance thereon, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has all requisite power and authority that is required to own and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to qualify could have a Material Adverse Effect (as defined in Section 3.1(b) of the Purchase Agreement) on the Company.

2. The Company has all requisite power and authority, except such power and authority contemplated in connection with the Transaction Agreements to be obtained after the Closing Date, (i) to execute, deliver and perform the Transaction Agreements, (ii) to issue, sell and deliver the Shares, the Warrants, and, upon exercise of the Warrants, the Warrant Shares pursuant to the Transaction Agreements and (iii) to carry out and perform its obligations under, and to consummate the transactions contemplated by, the Transaction Agreements.

3. All action on the part of the Company, its directors and its stockholders necessary to be performed on or prior to the Closing Date for the authorization, execution and delivery by the Company of the Transaction Agreements, the authorization, issuance, sale and delivery of the Shares pursuant to the Purchase Agreement, the authorization, issuance, sale and delivery of the Warrants pursuant to the Purchase Agreement, and the consummation by the Company of the transactions contemplated by the Transaction Agreements has been duly taken. The Transaction Agreements have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses.

4. After giving effect to the transactions contemplated by the Purchase Agreement, and immediately after the Closing, the authorized capital stock of the Company will consist of: an aggregate of 250,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of redeemable preferred stock, par value $0.0001 per share. All presently issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of any preemptive or similar rights, and have been issued in compliance with applicable securities laws and regulations. The Shares which are being issued on the date hereof pursuant to the Purchase Agreement have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights, and have been issued in compliance with applicable securities laws, rules and regulations. The Warrants which are being issued on the date hereof pursuant to the Purchase Agreement have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights, and have been issued in compliance with applicable securities laws, rules and regulations. The Warrant Shares have been duly and validly authorized and reserved for issuance, and when issued upon the exercise of the Warrants in accordance with the terms therein, will be validly issued, fully paid and nonassessable, and free of any preemptive or similar rights. To our knowledge, except for rights described in Schedule 3.1(g) of the Purchase Agreement, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire from the Company any capital stock or other securities of the Company, or any other

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agreements to issue any such securities or rights. The rights, privileges and preferences of the Common Stock are as stated in the Company’s Certificate of Incorporation.

5. The Registration Statement filed with the Commission No. 333-266991 which registers the sale of the Shares to the Purchasers is currently effective. The Prospectus Supplement complied as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder (in each case other than the financial statements and schedules and other company and financial data included or incorporated by reference therein, as to which we express no opinion).

6. To our knowledge, the Company has filed all reports (the “SEC Reports”) required to be filed by it under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

7. To our knowledge, the execution, delivery and undertaking of performance by the Company of, and the compliance by the Company with the terms of, the Transaction Agreements and the issuance, sale and delivery of the Shares and the Warrants pursuant to the Transaction Agreements do not (a) conflict with or result in a violation of any provision of law, rule or regulation or any rule or regulation of any Trading Market applicable to the Company or of the Certificate of Incorporation or by-laws or other similar organizational documents of the Company, (b) conflict with, result in a violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in or permit the termination or modification of, any agreement, instrument, order, writ, judgment or decree known to us to which the Company is a party or is subject or (c) result in the creation or imposition of any lien, claim or encumbrance on any of the assets or properties of the Company.

8. To our knowledge, except as set forth in the Disclosure Schedules to the Purchase Agreement, there is no claim, action, suit, proceeding, arbitration, investigation or inquiry, pending or threatened, before any court or governmental or administrative body or agency, or any private arbitration tribunal, against the Company, or any of its officers, directors or employees (in connection with the discharge of their duties as officers, directors and employees), of the Company, or affecting any of its properties or assets.

9. In connection with the valid execution, delivery and performance by the Company of the Transaction Agreements, or the offer, sale, issuance or delivery of the Shares and the Warrants or the consummation of the transactions contemplated thereby, no further consent, license, permit, waiver, approval or authorization of, or designation, declaration, registration or filing with, any court, governmental or regulatory authority, or self-regulatory organization, is required other than those contemplated under the Transaction Agreements to be obtained after the Closing Date.

10. To our knowledge, based on a review of the portion of the SEC website pertaining to stop orders available at http://www.sec.gov/litigation/stoporders.shtml, no stop order proceedings with respect thereto are pending or threatened under the Securities Act and any required filing of the Prospectus Supplement, pursuant to Rule 424 under the Securities Act has been made in the manner required by such Rule 424.

11. The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds therefrom as described under “Use of Proceeds” in the Registration

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Statement, Prospectus and Prospectus Supplement, will not be an “investment company,” as such terms are defined in the Investment Company Act.

12. Based in part upon the representations of the Purchasers contained in the Purchase Agreement, the Warrants and the Warrant Shares may be issued to the Purchasers without registration under the Securities Act of 1933, as amended.

This firm’s relationship with the Company is relatively recent; this firm was first engaged by the Company on 2 discrete matters in late 2023 and early 2024 and was not engaged on any corporate, regulatory or transactional matters for the Company until approximately July 2024. This firm has been engaged by the Company only with respect to certain matters as to which the Company has consulted us and, for example, has not represented the Company with respect to any intellectual property, licensing, or research and development matters. As a result, our knowledge of the Company’s business and affairs and the scope of this opinion is limited accordingly. In the course of preparation by the Company of the Prospectus Supplement, this firm has participated in conferences with certain officers of the Company and the Company, with the independent auditors of the Company’s financial statements and representatives of the Purchaser and Placement Agent. While this firm has not undertaken any obligation to independently verify the accuracy, completeness or fairness of the statements made in the Prospectus or the Prospectus Supplement and does not assume any responsibility therefore, we have no actual knowledge that the Prospectus, as of the date hereof (other than the financial statements and notes thereto and the supporting schedules and other financial data derived therefrom included or incorporated by reference therein), contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made and we have no actual knowledge that the Prospectus supplement , as of its date of filing and the date hereof (other than the financial statements and notes thereto and the supporting schedules and other financial data derived therefrom included or incorporated by reference therein), contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

Our opinion herein is limited to the US Federal Laws, General Corporation Law of the State of Delaware and, with respect to the opinions set forth in numbered paragraph 3 above, the laws of the State of New York (the foregoing being referred to as the “Subject Laws”), and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions. We express no opinion herein concerning, and the Subject Laws do not include, any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). We advise you that issues addressed by this opinion letter may be governed in whole or in part by other laws, other than the laws identified above, but we express no opinion with respect to (a) such laws or as to whether any relevant difference exists between the laws upon which our opinions or statements are based and any such other laws which may actually govern or (b) the impact of such laws on our opinions contained herein. This opinion letter is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion is solely for the information of the addressees hereof in connection with the closing of the Transactions occurring on the date hereof pursuant to the Purchase Agreement, and may not be used, circulated, quoted or otherwise referred to, or used for any other purpose, without our prior written consent. No one other than the addressees hereof is entitled to rely on this opinion. This opinion is rendered solely for purposes of the Transactions and may not be relied upon for any other purpose. Further, this opinion

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is an opinion of counsel and is not, nor may it be deemed to be, a warranty or guaranty of the Transactions or the Transaction Agreements.

Very truly yours,

/s/ Clark Hill

Clark Hill PLC